 KMP Futures Fund I LLC 8-K

Exhibit 99.2

January 4, 2016

Re:  KMP Futures Fund I LLC

Dear Investor,

After exhaustive due diligence, we have decided to name Gemini Fund Services LLC (“Gemini”) as the new Fund Administrator for KMP Futures Fund I LLC (the “Fund”) effective February 1, 2016. Our decision to make the change is based on our desire to provide investors with the best possible administrative services.

Gemini is a subsidiary to NorthStar Financial Services Group, LLC which has over 700 employees and services over $315 billion in assets. Gemini has over 30 years of experience in providing comprehensive pooled investment solutions to independent advisors and the investment community. Gemini offers operational services, which include transparency, uniform operational setup, risk/guideline management and liquidity enhancements.

We are confident that Gemini will meet all of our expectations by bringing to the Fund the highest level of service and excellence in all facets of the administrator functions coupled with a cost savings to the Fund.

If you have any questions, please contact the Kenmar Preferred’s Investor Services Group at 914-307-4000.

Sincerely,

James Parrish

President

Kenmar Preferred Investments, LLC